Exhibit 99.1
October 29, 2025

Prudential Financial, Inc. Announces
Third Quarter 2025 Results

•Net income attributable to Prudential Financial, Inc. of $1.431 billion or $4.01 per Common share versus net income of $448 million or $1.24 per share for the year-ago quarter.
•After-tax adjusted operating income of $1.521 billion or $4.26 per Common share versus $1.208 billion or $3.33 per share for the year-ago quarter.
•Book value per Common share of $90.69 versus $84.47 per share for the year-ago quarter; adjusted book value per Common share of $99.25 versus $98.71 per share for the year-ago quarter.
•Parent company highly liquid assets(1) of $3.9 billion versus $4.3 billion for the year-ago quarter.
•Assets under management(2) of $1.612 trillion versus $1.558 trillion for the year-ago quarter.
•Capital returned to shareholders of $731 million, including $250 million of share repurchases and $481 million of dividends, versus $721 million in the year-ago quarter. Dividends paid in the third quarter were $1.35 per Common share, representing a yield on adjusted book value of over 5%.

Andy Sullivan, CEO, commented on results:

"Our third quarter adjusted operating income earnings per share reached a record-high, up 28% from the year-ago quarter, driven by earnings growth in every business. This performance reflects continued momentum in sales and flows, as well as favorable market conditions, resulting in year-to-date adjusted operating return on equity of over 15%.

We also made significant progress advancing our efforts to deliver greater long-term value for our shareholders. We are quickly evolving to a unified asset manager model in PGIM and have taken actions to drive margin expansion. We are also addressing the global retirement opportunity with an increasingly diverse set of products and solutions for our customers. These actions will support our growth in areas where we have differentiated capabilities and positions us to be a global leader in investment, insurance, and retirement security."

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported third quarter results. Net income attributable to Prudential Financial, Inc. was $1.431 billion ($4.01 per Common share) for the third quarter of 2025, compared to net income of $448 million ($1.24 per Common share) for the third quarter of 2024. After-tax adjusted operating income was $1.521 billion ($4.26 per Common share) for the third quarter of 2025, compared to $1.208 billion ($3.33 per Common share) for the third quarter of 2024.
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Prudential Financial, Inc. Third Quarter 2025 Earnings Release	Page 2

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures,” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.(3)
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $244 million for the third quarter of 2025, compared to $241 million in the year-ago quarter. This increase primarily reflects higher asset management fees, higher other related revenues, driven by higher agency earnings and seed and co-investment income, and a gain from the sale of our Taiwan business, partially offset by higher expenses, including a reorganization charge.
PGIM assets under management of $1.470 trillion were up 5% from the year-ago quarter driven by equity market and fixed income appreciation and net inflows. Total net flows in the quarter of $2.4 billion reflect affiliated net inflows of $1.8 billion and third-party net inflows of $0.6 billion. Third-party institutional and retail inflows were both $0.3 billion, mainly driven by fixed income inflows, partially offset by equity outflows.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $1.149 billion for the third quarter of 2025, compared to $1.040 billion in the year-ago quarter. This increase primarily reflects higher net investment spread results, including higher alternative investment income, and more favorable underwriting results, partially offset by lower net fee income, driven by the run-off of our legacy traditional variable annuity block, and higher expenses to support business growth.
Retirement Strategies, consisting of Institutional Retirement Strategies and Individual Retirement Strategies, reported adjusted operating income of $966 million for the third quarter of 2025, compared to $898 million in the year-ago quarter.
Institutional Retirement Strategies:
•Reported adjusted operating income of $480 million in the current quarter, compared to $438 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, including higher alternative investment income, partially offset by less favorable underwriting results and higher expenses to support business growth.

•Net account values of $299 billion increased 7% from the year-ago quarter, reflecting business growth and market appreciation. Sales in the current quarter of $6.4 billion include a jumbo pension risk transfer transaction of $2.3 billion and longevity risk transfer transactions totaling $1.5 billion. Year-to-date sales totaled $22.3 billion.
Individual Retirement Strategies:
•Reported adjusted operating income of $486 million in the current quarter, compared to $460 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, including higher alternative investment income, partially offset by lower net fee income, driven by the run-off of our legacy traditional variable annuity block.

•Net account values of $136 billion increased 6% from the year-ago quarter, driven by market appreciation and net inflows from registered index-linked and fixed annuity products, partially offset by net outflows from the run-off of our legacy traditional variable annuity block. Year-to-date sales of $10 billion decreased 4% from prior year-to-date, mainly due to lower sales of registered index-linked annuities.
Group Insurance:
•Reported adjusted operating income of $90 million in the current quarter, compared to $82 million in the year-ago quarter. This increase primarily reflects more favorable group life underwriting results.

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Prudential Financial, Inc. Third Quarter 2025 Earnings Release	Page 3
•Year-to-date sales of $555 million increased 14% from prior year-to-date, driven by growth in both group life and disability.
Individual Life:
•Reported adjusted operating income of $93 million in the current quarter, compared to $60 million in the year-ago quarter. This increase primarily reflects more favorable underwriting results, partially offset by lower net investment spread results.

•Year-to-date sales of $686 million increased 18% from prior year-to-date, primarily driven by higher variable life sales.
International Businesses
International Businesses reported adjusted operating income of $881 million for the third quarter of 2025, compared to $766 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, including higher alternative investment income, and more favorable underwriting results, partially offset by higher expenses to support business growth.
Year-to-date constant dollar basis sales(4) of $1.7 billion increased 4% from prior year-to-date, driven by growth in Japan and Brazil.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $327 million for the third quarter of 2025, compared to a loss of $487 million in the year-ago quarter. This lower loss primarily reflects lower expenses and favorable foreign exchange remeasurement impacts.
NET INCOME
Net income in the current quarter included $574 million of pre-tax net realized investment losses and related charges and adjustments, including $114 million of pre-tax net credit-related losses, $36 million of pre-tax losses related to market experience updates, $324 million of pre-tax gains related to net change in value of market risk benefits, and $133 million of pre-tax earnings from divested and run-off businesses.
Net income for the year-ago quarter included $737 million of pre-tax net realized investment losses and related charges and adjustments, including $93 million of pre-tax net credit-related losses, $146 million of pre-tax losses related to net change in value of market risk benefits, $127 million of pre-tax losses related to market experience updates, and $49 million of pre-tax earnings from divested and run-off businesses.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Thursday, October 30, 2025, at 11:00 a.m. ET to discuss with the investment community the Company’s third quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will also be available on the Investor Relations website through November 13. To access a replay via phone starting at 3:00 p.m. ET on October 30 through November 13, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13755673.

FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding long-term value for our shareholders, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors
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Prudential Financial, Inc. Third Quarter 2025 Earnings Release	Page 4
that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments”. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as capital and other factors.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, adjusted operating income excludes the impact of annual assumption updates and other refinements included in the above items.

Adjusted operating income excludes “Change in value of market risk benefits, net of related hedging gains (losses)”, which reflects the impact from changes in current market conditions, and market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on
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Prudential Financial, Inc. Third Quarter 2025 Earnings Release	Page 5
applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative change in fair value of funds withheld embedded derivatives, and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(2)For more information about assets under management, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)While not a traditional U.S. GAAP measure, adjusted operating income is the Company's segment performance measure, which is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standards Codification (ASC) 280 - Segment Reporting. Where presented by segment, we have provided a reconciliation to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(4)For more information about constant dollar basis sales, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of September 30, 2025, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: Emily Blum, Emily.Blum@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Adjusted operating income (loss) before income taxes (1):
PGIM	$244	$241	$629	$616
U.S. Businesses	1,149	1,040	3,035	2,868
International Businesses	881	766	2,490	2,364
Corporate and Other	(327)	(487)	(1,022)	(1,293)
Total adjusted operating income (loss) before income taxes	$1,947	$1,560	$5,132	$4,555
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(574)	$(737)	$(1,336)	$(625)
Change in value of market risk benefits, net of related hedging gains (losses)	324	(146)	(453)	(320)
Market experience updates	(36)	(127)	45	(112)
Divested and Run-off Businesses:
Closed Block division	10	2	(30)	(61)
Other Divested and Run-off Businesses	123	47	84	50
Equity in earnings of joint ventures and other operating entities and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(11)	(43)	(26)	(113)
Other adjustments (2)	(1)	(3)	26	(16)
Total reconciling items, before income taxes	(165)	(1,007)	(1,690)	(1,197)
Income (loss) before income taxes and equity in earnings of joint ventures and other operating entities	$1,782	$553	$3,442	$3,358
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$1,431	$448	$2,671	$2,784
Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	52	3	120	(11)
Net income (loss)	1,483	451	2,791	2,773
Less: Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	52	3	120	(11)
Income (loss) attributable to Prudential Financial, Inc.	1,431	448	2,671	2,784
Less: Equity in earnings of joint ventures and other operating entities, net of taxes and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	31	35	13	119
Income (loss) (after-tax) before equity in earnings of joint ventures and other operating entities	1,400	413	2,658	2,665
Less: Total reconciling items, before income taxes	(165)	(1,007)	(1,690)	(1,197)
Less: Income taxes, not applicable to adjusted operating income (loss)	(44)	(212)	(355)	(342)
Total reconciling items, after income taxes	(121)	(795)	(1,335)	(855)
After-tax adjusted operating income (loss) (1)	1,521	1,208	3,993	3,520
Income taxes, applicable to adjusted operating income	426	352	1,139	1,035
Adjusted operating income (loss) before income taxes (1)	$1,947	$1,560	$5,132	$4,555

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$4.01	$1.24	$7.44	$7.64
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.63)	(2.05)	(3.77)	(1.74)
Change in value of market risk benefits, net of related hedging gains (losses)	0.92	(0.41)	(1.28)	(0.89)
Market experience updates	(0.10)	(0.35)	0.13	(0.31)
Divested and Run-off Businesses:
Closed Block division	0.03	0.01	(0.08)	(0.17)
Other Divested and Run-off Businesses	0.35	0.13	0.24	0.14
Difference in earnings allocated to participating unvested share-based payment awards	0.01	0.02	0.04	0.02
Other adjustments (2)	—	(0.01)	0.07	(0.04)
Total reconciling items, before income taxes	(0.42)	(2.66)	(4.65)	(2.99)
Less: Income taxes, not applicable to adjusted operating income (loss)	(0.17)	(0.57)	(0.96)	(0.96)
Total reconciling items, after income taxes	(0.25)	(2.09)	(3.69)	(2.03)
After-tax adjusted operating income (loss)	$4.26	$3.33	$11.13	$9.67
Weighted average number of outstanding common shares - basic	351.1	356.9	352.8	358.3
Weighted average number of outstanding common shares - diluted	353.0	358.7	354.7	359.9
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$1,431	$448	$2,671	$2,784
Less: Earnings allocated to participating unvested share-based payment awards	15	5	31	33
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,416	$443	$2,640	$2,751
After-tax adjusted operating income (loss) (1)	$1,521	$1,208	$3,993	$3,520
Less: Earnings allocated to participating unvested share-based payment awards	17	13	46	41
After-tax adjusted operating income (loss) for earnings per share of Common Stock calculation (1)	$1,504	$1,195	$3,947	$3,479
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$32,094	$30,416
Less: Accumulated other comprehensive income (AOCI)	(3,175)	(4,844)
GAAP book value excluding AOCI	35,269	35,260
Less: Cumulative change in fair value of funds withheld embedded derivatives	(47)	(238)
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	192	(49)
Adjusted book value	$35,124	$35,547
End of period number of common shares - diluted	353.9	360.1
GAAP book value per common share - diluted	$90.69	$84.47
GAAP book value excluding AOCI per share - diluted	$99.66	$97.92
Adjusted book value per common share - diluted	$99.25	$98.71

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period) (3):
Institutional customers - Third Party	$654.9	$610.3
Retail customers - Third Party	265.2	245.1
Affiliated	549.9	544.5
Total PGIM	$1,470.0	$1,399.9
Institutional Customers - Assets Under Management (in billions) (3):
Gross additions, excluding money market	$18.8	$15.7	$64.7	$77.8
Net additions (withdrawals), excluding realizations, distributions and money market	$0.3	$(2.2)	$10.5	$19.5
Retail Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$16.2	$16.4	$49.9	$46.6
Net additions (withdrawals), excluding money market	$0.3	$1.3	$(2.7)	$1.2
Affiliated - Assets Under Management (in billions) (3):
Gross additions, excluding money market	$15.8	$23.7	$56.2	$69.7
Net additions (withdrawals), excluding realizations, distributions and money market	$1.8	$6.5	$2.3	$15.6
U.S. Businesses:
Retirement Strategies:
Institutional Retirement Strategies:
Gross additions	$6,353	$11,081	$22,258	$26,082
Net additions (withdrawals)	$(107)	$4,462	$3,631	$6,882
Total account value at end of period, net	$298,603	$278,767
Individual Retirement Strategies:
Actively-Sold Protected Investment and Income Solutions and, Discontinued Traditional VA and Guaranteed Living Benefits:
Gross sales (4)	$3,378	$3,618	$9,986	$10,402
Sales, net of full surrenders and death benefits	$227	$763	$1,348	$2,209
Total account value at end of period, net	$136,272	$128,825
Group Insurance:
Annualized New Business Premiums (5):
Group life	$36	$35	$296	$251
Group disability	42	28	259	236
Total	$78	$63	$555	$487
Individual Life:
Annualized New Business Premiums (5):
Term life	$37	$34	$108	$99
Universal life	30	19	78	61
Variable life	186	157	500	420
Total	$253	$210	$686	$580
International Businesses:
International Businesses:
Annualized New Business Premiums (5)(6):
Actual exchange rate basis	$555	$588	$1,672	$1,624
Constant exchange rate basis	$553	$588	$1,680	$1,617

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	September 30,
	2025	2024
Assets and Assets Under Management and Administration:
Total assets (3)	$776.3	$760.4
Assets under management (at fair market value):
PGIM	$1,470.0	$1,399.9
U.S. Businesses	115.9	128.6
International Businesses	19.8	18.1
Corporate and Other	6.3	11.3
Total assets under management	1,612.0	1,557.9
Assets under administration	194.6	189.8
Total assets under management and administration	$1,806.6	$1,747.7

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See NON-GAAP MEASURES within the earnings release for additional information.

(2)	Represents adjustments not included in the above reconciling items, including certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods.

(3)	Prior period amounts have been updated to conform to current period presentation.

(4)	Includes Prudential FlexGuard and FlexGuard Income, Prudential Premier Investment, MyRock, Private Placement Variable Annuity and all fixed annuity products. Excludes discontinued traditional variable annuities and guaranteed living benefits.

(5)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 143 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.